Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS APPOINTS SHARON L. McCOLLAM TO BOARD OF DIRECTORS

SAN FRANCISCO, December 14, 2007 — Del Monte Foods Company [NYSE: DLM], one of the country’s largest producers, distributors and marketers of premium quality, branded food and pet products, today announced the appointment of Sharon L. McCollam to its Board of Directors.
Sharon L. McCollam, age 45, has served as Executive Vice President, Chief Operating and Chief Financial Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, since July 2006. She has been employed by Williams-Sonoma, Inc. since March 2000, where she also served as Executive Vice President and Chief Financial Officer from May 2003 to July 2006, Senior Vice President and Chief Financial Officer from October 2000 to May 2003, and Vice President, Finance from March 2000 to October 2000. From 1993 to 2000, Ms. McCollam held a variety of positions at Dole Foods, including Vice President and Chief Financial Officer, Dole Fresh Vegetables Division from 1996 to 2000. She received a B.S. in accounting from the University of Central Oklahoma and is a certified public accountant.
“We are delighted to welcome Sharon to our Board of Directors,” commented Richard G. Wolford, Chief Executive Officer and Chairman of the Board. “We believe Sharon’s participation as a board member will be very beneficial to Del Monte Foods. Her experience is complementary to our business; she contributes additional financial expertise, and as well, will provide important retail and consumer packaged goods perspective for our business.”
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With the appointment of Ms. McCollam, the Del Monte Foods Board filled a vacancy on the Board, which now stands at 9 directors. Eight of the nine directors are independent under applicable NYSE listing standards and the Company’s Corporate Governance Guidelines. Richard G. Wolford, Chief Executive Officer and Chairman of the Board, is an employee of the Company.
In addition to Ms. McCollam and Mr. Wolford, Del Monte’s other directors include: Samuel H. Armacost; Timothy G. Bruer; Mary R. (Nina) Henderson; Victor L. Lund, Terence D. Martin; Joe L. Morgan; and David R. Williams.
“Sharon’s expertise will enhance the Del Monte Board’s strategic input and independent oversight of the Company. We are very fortunate to have Sharon joining us and look forward to working with her,” added Nina Henderson, Lead Director.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
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CONTACTS:

Media Contact	Analysts and Investors Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com

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